Exhibit 99.1

NEXSTAR MEDIA GROUP RAISES QUARTERLY CASH

DIVIDEND BY 10% TO $1.86 PER SHARE

Dividend Represents a 4.7% Annualized Yield
Based on the Closing Stock Price on January 28, 2025

Increase Marks Twelfth Consecutive Annual Cash Dividend Increase

IRVING, Texas (January 29, 2025) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 10% increase to its quarterly cash dividend to $1.86 per share beginning with the dividend declared for the first quarter of 2025. The dividend is payable on Wednesday, February 26, 2025, to shareholders of record on Wednesday, February 12, 2025.

Perry Sook, Nexstar Media Group’s Founder, Chairman and Chief Executive Officer stated, “Nexstar’s twelfth annual dividend increase highlights the significant free cash flow of our businesses and capital allocation policies which have consistently demonstrated our commitment to delivering increased returns to our shareholders. Our industry leadership and operating practices combined with the 2025 cash dividend increase, opportunistic share repurchases, debt reduction and potential growth M&A are key components in our strategies to enhance shareholder value.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, including more than 310,000 hours of programming produced annually by its business units. Nexstar owns America’s largest local television broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 220 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, our national news network providing “News for All Americans,” popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including its local TV station websites, The Hill and NewsNationNow.com, are collectively a Top 10 U.S. digital news and information property. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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